Exhibit 99.1

GI Dynamics, Inc. – ASX Announcement

GI Dynamics appoints chief financial officer

LEXINGTON, Massachusetts & SYDNEY, Australia – 5 May 2016 AEST – GI Dynamics, Inc. (ASX: GID) (the Company), a medical device company that provides an innovative treatment for type 2 diabetes and obesity, today announces the appointment of Jim Murphy to the position of chief financial officer.

Murphy’s role will encompass the finance, accounting and administrative functions of the Company. He will also serve as the Company’s treasurer and secretary effective immediately.

The Company’s CEO Scott Schorer said, “Last week, GI Dynamics announced to shareholders it had completed a full review of systems, expenses and personnel. In line with that review, important changes will be made to the company’s senior management team as we work toward rebuilding GI Dynamics and saving EndoBarrier Therapy for the millions of patients suffering from type 2 diabetes and obesity.

“On behalf of the GI Dynamics board, I am delighted to announce the appointment of Mr. Murphy. We look forward to restarting the company with a strengthened senior management team.

“Mr. Murphy is an accomplished senior finance executive with more than 30 years of experience in high-growth domestic and international environments and with deep experience in the life science sector. Jim has demonstrated success in both small and large business settings, with extensive experience in raising capital, operations, and mergers and acquisitions. We are confident that GI Dynamics will benefit from his strategic and tactical leadership.”

“I joined GI Dynamics after speaking with the board and CEO,” stated Murphy. “It became clear that the technology developed at GI Dynamics has the potential to significantly help patients and clinicians fight a terrible disease and increase shareholder value. I look forward to working with the team at GI Dynamics.”

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388

GI Dynamics, Inc. – ASX Announcement	Page 2

Prior to joining the Company, Murphy served as CFO of OXiGENE, Inc., a NASDAQ-listed drug discovery company, and CFO of HemaSure, Inc., a NASDAQ-listed medical device company that was spun out of Sepracor, Inc. Murphy was instrumental in the sale of HemaSure assets to Whatman Plc and was then part of a global team at Whatman that effected the consolidation of 18 operating locations worldwide to nine.

About GI Dynamics

GI Dynamics, Inc. (ASX: GID) is the developer of EndoBarrier®, the first endoscopically delivered device therapy approved for the treatment of type 2 diabetes and obesity. EndoBarrier is approved and commercially available in multiple countries outside the United States. EndoBarrier is not approved for sale in the United States and is limited by federal law to investigational use only in the United States. Founded in 2003, GI Dynamics is headquartered in Lexington, Massachusetts. For more information, please visit www.gidynamics.com.

Forward-Looking Statements

This announcement contains forward-looking statements concerning: our development and commercialization plans; our potential revenues and revenue growth, costs, excess inventory, profitability and financial performance; our ability to obtain reimbursement for our products; our clinical trials, and associated regulatory submissions and approvals; the number and location of commercial centres offering the EndoBarrier; and our intellectual property position. These forward-looking statements are based on the current estimates and expectations of future events by the management of GI Dynamics, Inc. as of the date of this announcement and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those indicated in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the consequences of terminating the ENDO Trial and the possibility that future clinical trials will not be successful or confirm earlier results; risks associated with obtaining funding from third parties; risks relating to the timing and costs of clinical trials, the timing of regulatory submissions, the timing, receipt and maintenance of regulatory approvals, the timing and amount of other expenses, and the timing and extent of third-party reimbursement; risks associated with commercial product sales, including product performance; competition; risks related to market acceptance of products; intellectual property risks; risks related to excess inventory; risks related to assumptions regarding the size of the available market, benefits of our products, product pricing, timing of product launches, future financial results and other factors including those described in our filings with the U.S. Securities and Exchange Commission. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We do not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, unless required by law.

Investor relations	Media relations
United States: Jim Murphy CFO and Company Secretary +1 (781) 357-3281	United States/Europe/Australia: investor@gidynamics.com +1 (781) 357-3250
Australia: David Allen or John Granger Hawkesbury Partners Pty Limited +61 2 9325 9046	United States/Australia: Catie Corcoran WE Buchan +1 (813) 895-4575

US OFFICE & HEADQUARTERS:	25 Hartwell Avenue, Lexington MA 02421 T +1 (781) 357-3300 F +1 (781) 357-3301
EUROPEAN OFFICE:	Prinzenallee 7, 40549 Dusseldorf, Germany T: +49 211 5239 1572
AUSTRALIAN OFFICE:	Level 8, 17-19 Bridge Street, Sydney, NSW 2000 T +61 2 9325 9046
GI Dynamics, Inc., is a corporation incorporated in Delaware, USA, whose stockholders have limited liability. ARBN 151 239 388